CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer Global Fund:

We consent to the use in this Registration Statement of Oppenheimer Global Fund, of our report dated November 16, 2005, included in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the
Prospectus, which is also part of such Registration Statement and "Independent
Registered Public Accounting Firm" appearing in the Statement of Additional
Information.

                              KPMG LLP

Denver, Colorado
January 26, 2006